Exhibit 5.1

MUNGER, TOLLES & OLSON LLP

355 South Grand Avenue, Suite 3500

Los Angeles, California 90071

May 15, 2012

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Re: Senior Notes of Berkshire Hathaway Finance Corporation.

Ladies and Gentlemen:

We have acted as counsel to Berkshire Hathaway Finance Corporation (the “Issuer”), a Delaware corporation and a wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation (the “Guarantor”), in connection with the issuance and sale by the Issuer of (i) $750,000,000 aggregate principal amount of the Issuer’s 1.600% Senior Notes due 2017, (ii) $350,000,000 aggregate principal amount of the Issuer’s 3.000% Senior Notes due 2022, and (iii) $500,000,000 aggregate principal amount of the Issuer’s 4.400% Senior Notes due 2042 ((i), (ii), and (iii) collectively, the “Securities”), pursuant to that certain Underwriting Agreement (the “Agreement”), dated as of May 8, 2012, by and between (a) the Issuer and the Guarantor and (b) Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC.

The Securities will be issued pursuant to an Indenture, dated as of February 1, 2010, by and between the Issuer, the Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture,” which term as used herein includes the Officers’ Certificates (as defined in the Indenture) dated May 15, 2012 establishing the form and terms of the Securities). The Issuer and the Guarantor have prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), (i) a registration statement on Form S-3 (File No. 333-164611), including a prospectus, relating to the Securities (the “Registration Statement”), (ii) a Preliminary Prospectus, dated May 8, 2012 (the “Preliminary Prospectus”), and (iii) a Final Prospectus, dated May 8, 2012 (the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”).

Munger, Tolles & Olson LLP

Berkshire Hathaway Inc.

May 15, 2012

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

In our capacity as counsel for the Issuer and the Guarantor, we have reviewed the Securities and originals or copies of corporate records of the Issuer and the Guarantor, certificates of public officials, officers of the Issuer and the Guarantor and others, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the legal capacity of all parties executing the documents.

In making our examination of documents executed by parties other than the Issuer and the Guarantor, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the factual representations of the Issuer and the Guarantor set forth in the officer’s certificates delivered to us by each of them in connection with our rendering of this opinion, the representations and warranties of the Issuer and the Guarantor set forth in the Agreement and other information of or from responsible representatives of the Issuer and the Guarantor and others and assume compliance on the part of all parties to the Agreement and the Transaction Documents (as defined in the Agreement) with their covenants and agreements contained therein.

Based on the foregoing, and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that the Securities being delivered on this date have been duly authorized, executed and delivered by the Issuer and the Guarantor and, assuming the due authorization, execution and delivery of the Indenture by the Trustee and the due authentication thereof by the Trustee in accordance with the Indenture, constitute valid and binding obligations of the Issuer and the Guarantor, enforceable against the Issuer and the Guarantor in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The law covered by the opinion expressed above is limited to (i) the laws of the State of New York, and (ii) the General Corporation Law of the State of Delaware. We express no opinion as to any other laws of the State of Delaware or the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Munger, Tolles & Olson LLP

Berkshire Hathaway Inc.

May 15, 2012

We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Form 8-K dated May 15, 2012 and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson, LLP